STATE OF WYOMING

Office of the Secretary of State

l, EDWARD A. BUCHANAN, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF INCORPORATION

Pipergy Inc.

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this 3rd day of

Edward A. Buchanan

January 2020 at 3:09 PM.

Secretary of State

Filed Online By:
01/03/2020 Thomas Joseph Mohnen Filed Date: on 01 /03/2020

Herschler Bldg East,
Cheyenne, WY

Wyoming

Wyoming Secretary of State
Ste. 100 & 101
82002-0020
Ph. 307-777-7311

Profit Corporation
Articles of Incorporation

I. The name of the corporation is:
Pjpergy Inc.

II. The name and physical address of the registered agent of the corporation is:
Thomas Joseph Mohnen
12 Old Hwy 85
P O Box 727
Newcastle, WY 82701

HI. The mailing address of the corporation is:
12 Old Hwy 85
Newcastle: wy 82701

'V. The principal office address of the corporation is:
Old Hwy 85
Newcastle, Wy 82701

V. The number, par value, and class of shares the corporation will have the authority to issue are:

Number of Common Shares: 500,000,000	Common Par Value: so.ocoo
Number of Preferred Shares: 100,000,000	Preferred Par Value: $0.0000

VI. The name and address of each incorporator is as follows:
Thomas Joseph Mohnen
12 Od Hwy 85 Newcastle WY 82701

Signature: /s/Thomas Joseph Mohnen Date: 01/03/2020

Print Name: Thomas Joseph Mohnen
Title: Chief Executive Officer
Email: thomasmohnen@gmaif.com
Daytime Phone #: (307) 746-3188